UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 3, 2016

CHROMADEX CORP.
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 3, 2016, Chromadex Inc. (“ChromaDex”), a California corporation and wholly owned subsidiary of ChromaDex Corporation (the “Company”), entered into a Second Amendment to NIAGEN® Supply Agreement (“Amendment”), with 5Linx Enterprises, Inc., a Delaware Corporation (“5Linx®”).  The Amendment amends the NIAGEN® Supply Agreement dated January 1, 2014 (“Supply Agreement”), an Addendum to the NIAGEN® Supply Agreement dated June 26, 2014 and the First Amendment to NIAGEN® Supply Agreement dated March 31, 2015 (collectively, the “Prior Amendments”).

The Supply Agreement was filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on May 8, 2015.  Under the terms of the Supply Agreement and Prior Amendments, 5Linx® received marketing rights for NIAGEN® for use in dietary supplements in melt format exclusively in the MLM sales channel in the U.S., Canada and the Philippines.  The Supply Agreement specified that to retain exclusivity, 5Linx® would need to purchase a minimum of $46 million of NIAGEN® in years 2015 through 2017.  The Prior Amendments granted exclusivity for Energy Shots as well and amended the minimum purchase amount required to retain exclusivity for NIAGEN® to $21 million for the period from April 1, 2015 to March 31, 2017.

Pursuant to the Amendment, ChromaDex and 5Linx® agreed to following:

(a)	Exclusivity for NIAGEN® is granted only in the melt format in the MLM sales channel; and
(b)	For years 2016 through 2017, 5Linx® must take or pay $1.52 million of NIAGEN®, and to retain exclusivity, 5Linx® must purchase $4 million of NIAGEN®

The foregoing is a summary of the material terms of the Amendment and does not purport to be complete. You should read the complete Prior Amendments and the Amendment, which shall each be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2016 and, when filed, such agreements shall be incorporated by reference herein. The Company will seek confidential treatment for certain terms of the Prior Amendments and the Amendment at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2016

CHROMADEX CORPORATION By: /s/ Frank L. Jaksch Jr Name: Frank L. Jaksch Jr. Title: Chief Executive Officer